Exhibit 99.1
CONSENT OF HARBOR RESEARCH, INC.
We hereby consent to the reference to Harbor Research, Inc. and to the use of market data compiled by Harbor Research, Inc. referenced in the ORBCOMM, Inc. Registration Statement on Form S-1 under the following captions: “Prospectus summary—Our Company”, “Management’s discussion and analysis of financial condition and results of operations—Overview”, “Business—Overview” and “Business—Market Opportunity”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

HARBOR RESEARCH, INC.
By:	/s/ Robin Duke-Woolley
	Name:	Robin Duke-Woolley
	Title:	Principal

April 18, 2007